FREE WRITING PROSPECTUS
Filed Pursuant to Rule 433

Registration Statement No. 333-180779-16

June 5, 2015

STATEMENT REGARDING THIS FREE WRITING PROSPECTUS

The depositor has filed a registration statement (including a prospectus) with the SEC (File Number 333-180779) for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free 1-866-718-1649 or by e-mail to prospectus@ms.com.

This free writing prospectus does not contain all information that is required to be included in the prospectus and the prospectus supplement.

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IMPORTANT NOTICE RELATING TO AUTOMATICALLY GENERATED EMAIL DISCLAIMERS

Any legends, disclaimers or other notices that may appear at the bottom of, or attached to, the email communication to which this material may have been attached are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another email system.

$933,254,000 (Approximate)

Morgan Stanley Bank of America Merrill Lynch Trust 2015-C23
as Issuing Entity

Morgan Stanley Capital I Inc.

as Depositor

Morgan Stanley Mortgage Capital Holdings LLC

Bank of America, National Association

CIBC Inc.

Starwood Mortgage Funding III LLC

as Sponsors and Mortgage Loan Sellers

COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2015-C23

This free writing prospectus relates to Morgan Stanley Capital I Inc.’s offering of Classes A-1, A-2, A-SB, A-3, A-4, X-A, A-S, B, PST and C of its Series 2015-C23 Commercial Mortgage Pass-Through Certificates and clarifies, updates or adds the following information as it relates to (i) the free writing prospectus, dated June 1, 2015 and filed with the Securities and Exchange Commission under accession number 0001539497-15-000689 (the “Free Writing Prospectus”; capitalized terms not defined herein are used as defined in the Free Writing Prospectus) and (ii) the free writing prospectus also designated as the “Structural and Collateral Term Sheet”, dated June 1, 2015 and filed with the Securities and Exchange Commission under accession number 0001539497-15-000687 (the “Term Sheet”):

Collateral Update

  With respect to the mortgaged property identified on Appendix I to the Free Writing Prospectus as Town Center at Celebration, securing a mortgage loan representing approximately 3.2% of the Initial Pool Balance, the section entitled “The Property” on page T-98 of the Term Sheet and page III-72 of Appendix III to the Free Writing Prospectus is updated to replace the phrase “605 parking spaces” with the following: “331 parking spaces on-site (which, together with approximately 270 non-collateral public street parking spaces currently available, total approximately 601 parking spaces currently available to patrons at the Town Center at Celebration Property).”

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This free writing prospectus is not an offer to sell or a solicitation of an offer to buy the Offered Certificates in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus, if conveyed prior to the time of your contractual commitment to purchase any of the Offered Certificates, supersedes any conflicting information contained in the Free Writing Prospectus, the Term Sheet and any other prior similar materials relating to the Offered Certificates. The information in this free writing prospectus may be amended or supplemented. This free writing prospectus is being delivered to you solely to provide you with information about the offering of the Offered Certificates referred to in the Free Writing Prospectus and to solicit an offer to purchase the Offered Certificates, when, as and if issued. Any such offer to purchase made by you will not constitute a contractual commitment by you to purchase or give rise to an obligation by the underwriters to sell any of the Offered Certificates until the underwriters have accepted your offer to purchase Offered Certificates. Any “indications of interest” expressed by you, and any “soft circles” generated by us, will not create binding contractual obligations for you or us.

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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Offered Certificates or determined if this free writing prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

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